Exhibit 99.1

Evofem Biosciences Reports Year-End 2022 Financial Results and Provides Corporate Update

— Net product sales more than doubled in 2022 vs. prior year —

— Reduced total operating expenses by $74.1 million in 2022 vs. 2021, exceeding stated goal —

— Evofem targeting EBITDA break-even by year-end 2023 —

SAN DIEGO, April 28, 2023 - Evofem Biosciences, Inc. (OTCQB: EVFM), the maker of Phexxi® (lactic acid, citric acid and potassium bitartrate), has reported financial results for the year ended December 31, 2022.

Highlights include:

●	Increased Phexxi net product sales 104% to $16.8 million in 2022.

●	Gained Phexxi coverage for more than 22.1 million new lives since January 1, 2023.

●	More than 80% of Phexxi claims are now being approved (as of February 2023, the most current data).

●	Reduced total operating expenses by $74.1 million in 2022 vs. 2021, exceeding our stated goal to reduce costs by $50 million in 2022.

●	Implemented measures in March 2023 to further decrease operating expenses, with the goal of reaching EBITDA break-even by year-end 2023.

●	Appointed Ivy Zhang as Chief Financial Officer and Secretary effective April 13, 2023.

“In 2022, we more than doubled Phexxi revenue while cutting costs 42%. That was good, but not enough to get us to break-even. Following the unexpected outcome of the EVOGUARD trial reported last fall, which limited our ability to secure external funding, we have taken dramatic action to align our go-forward costs with anticipated Phexxi revenue growth. We believe we are well positioned to achieve our key goals for 2023: to further increase Phexxi access, deliver our third consecutive year of Phexxi net revenue growth, and achieve EBITDA break-even by the end of this year,” said Saundra Pelletier, Chief Executive Officer.

Full Year Financial Results

For the year ended December 31, 2022, net product sales were $16.8 million compared to $8.2 million in net product sales in the prior year. The increase was primarily due to ex-factory unit sales growth and net sales growth driven by Phexxi promotional strategies and gross-to-net initiatives implemented in 2022.

Total operating expenses decreased 42% to $101.0 million for the year ended December 31, 2022, compared to total operating expenses of $175.0 million for the year ended December 31, 2021.

●	We decreased selling and marketing costs by 61% to $44.0 million in 2022, compared to $113.2 million in the prior year. The decrease largely reflects a $61.0 million decrease in media and marketing costs in 2022 and a $6.3 million decrease in payroll related expenses due to reduced headcount.

●	Our research and development costs decreased to $25.0 million, compared to $33.1 million in the prior year period, due to lower clinical trial expenses for the Phase 3 EVOGUARD trial, which was fully enrolled in March, the active phase complete in July, and top-line data reported in October 2022.

●	Our general and administrative costs increased to $27.6 million, compared to $24.7 million in the prior year, primarily reflecting higher legal, corporate and financing-related costs, offset in part by a decrease in stock-based compensation and in payroll related expenses due to reduced headcount.

As a result, net loss attributable to common stockholders improved to $(78.0) million, or $(1.34) per share, for the year ended December 31, 2022, compared with a net loss of $(206.2) million, or $(23.63) per share, for the year ended December 31, 2021.

Liquidity

At December 31, 2022, the Company had $2.8 million of unrestricted cash and $1.2 million of restricted cash, as compared to $7.7 million of unrestricted cash and $1.3 million of restricted cash at September 30, 2022.

In March 2023, Evofem implemented measures to further reduce its operating expenses, with the goal of reaching EBITDA break-even by year-end 2023. These measures included a 39% reduction of payroll expenses through a combination of:

●	Salary cuts for certain employees, including a 40% reduction in Chief Executive Officer compensation and a 20% reduction in pay for other continuing members of the executive team as compared to 2022 compensation;

●	Consolidation of three sales territories;

●	Elimination of eight office and management positions, including the Chief Commercial Officer role, effective March 17, 2023.

The reduction in force and compensation adjustments were substantially completed in the first quarter of 2023.

Since January 1, 2023, the Company has raised approximately $1.8 million in aggregate net proceeds from the sale and issuance of senior secured convertible notes to certain investors. The Company currently expects that these net proceeds, coupled with its liquidity resources as of December 31, 2022, anticipated Phexxi net revenues, cost reductions and liquidity tactics, will fund its planned operations into the third quarter of 2023.

About Evofem Biosciences

Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s goal to be EBITDA breakeven on a quarterly basis by year-end 2023. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 27, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact

Amy Raskopf

SVP, Investor Relations

Evofem Biosciences, Inc.

araskopf@evofem.com

Mobile: (917) 673-5775

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$2,769	$7,732
Restricted cash	1,207	5,056
Trade accounts receivable, net	1,126	6,449
Inventories	5,379	7,674
Prepaid and other current assets	2,218	3,229
Total current assets	12,699	30,140
Property and equipment, net	3,940	5,774
Operating lease right-of-use assets	4,406	5,395
Other noncurrent assets	4,118	1,203
Total assets	$25,163	$42,512
Liabilities, convertible and redeemable preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$14,984	$10,316
Convertible notes payable - carried at fair value (Note 5)	39,416	81,717
Convertible notes payable - Adjuvant (Note 5)	26,268	27,209
Accrued expenses	4,124	8,370
Accrued compensation	2,175	4,653
Operating lease liabilities – current	2,311	2,332
Derivative liabilities	1,676	202
Other current liabilities	2,876	2,864
Total current liabilities	93,830	137,663
Operating lease liabilities – noncurrent	3,133	4,424
Total liabilities	96,963	142,087
Commitments and contingencies (Note 8)
Convertible and redeemable preferred stock, $0.0001 par value
Series B-1 convertible preferred stock, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Series B-2 convertible preferred stock, no shares and 5,000 shares issued and outstanding at December 31, 2022 and 2021, respectively	—	4,740
Stockholders’ deficit
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no equity-classified preferred stock issued and outstanding at December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 123,098,285 and 10,833,308 shares issued and outstanding at December 31, 2022 and 2021, respectively	12	16
Additional paid-in capital	817,355	751,260
Accumulated other comprehensive income	49,527	5,089
Accumulated deficit	(938,694)	(860,680)
Total stockholders’ deficit	(71,800)	(104,315)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$25,163	$42,512

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Years Ended December 31,
	2022	2021
Product sales, net	16,837	$8,244

Operating expenses:
Cost of goods sold	4,415	4,055
Research and development	25,032	33,129
Selling and marketing	43,951	113,152
General and administrative	27,563	24,709
Total operating expenses	100,961	175,045
Loss from operations	(84,124)	(166,801)
Other income (expense):
Interest income	85	15
Other expense	(2,087)	(4,732)
Loss on issuance of financial instruments	(72,993)	—
Change in fair value of financial instruments	82,465	(33,657)
Total other income (expense), net	7,470	(38,374)
Loss before income tax	(76,654)	(205,175)
Income tax expense	(44)	(17)
Net loss	(76,698)	(205,192)
Series B-1 and B-2 convertible preferred stock deemed dividends	$(1,316)	$(1,047)
Net loss attributable to common stockholders	$(78,014)	$(206,239)
Net loss per share attributable to common stockholders, basic and diluted	$(1.34)	$(23.63)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	58,248,079	8,727,253

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